Exhibit 12.1

              WALDEN RESIDENTIAL PROPERTIES, INC.
        COMPUTATION OF NET RATIO OF EARNINGS TO COMBINED
           FIXED CHARGES AND PREFERRED DISTRIBUTIONS
                     (Dollars in Thousands)

                                         Three Months Ended          Six Months Ended
                                              June 30,                   June 30,
                                         ------------------          ----------------
                                          1998        1997           1998        1997
                                          ----        ----           ----        ----
Income before extraordinary item
  and income allocated to minority
  interests. . . . . . . . . . . . . .  $ 8,363     $ 5,685        $17,001     $12,420

Add:
  Interest on indebtedness . . . . . .   13,374       5,244         26,688      10,121
  Amortization . . . . . . . . . . . .      252         200            485         411
                                        -------     -------        -------     -------
     Earnings. . . . . . . . . . . . .  $21,989     $11,129        $44,174     $22,952
                                        =======     =======        =======     =======
Fixed charges and preferred
  distributions:
   Interest on indebtedness. . . . . .  $13,374     $ 5,244        $26,688     $10,121
   Amortization. . . . . . . . . . . .      252         200            485         411
                                        -------     -------        -------     -------
      Fixed charges. . . . . . . . . .   13,626       5,444         27,173      10,532
  Add:
      Preferred distributions (1). . .    4,796       3,702          9,592       7,419
                                        -------     -------        -------     -------
        Combined fixed charges and
          preferred distributions. . .  $18,422     $ 9,146        $36,765     $17,951
                                        =======     =======        =======     =======

Ratio of earnings to fixed charges . .    1.61x       2.04x          1.63x       2.18x

Ratio of earnings to fixed charges
  and preferred distributions. . . . .    1.19x       1.22x          1.20x       1.28x


(1) Includes distributions on preferred stock and preferred distributions to minority interest holders.